EXHIBIT 99

CONTACT:	Thor Erickson – Investor Relations (770) 989-3110
Laura Brightwell – Media Relations (770) 989-3023

FOR IMMEDIATE RELEASE

COCA-COLA ENTERPRISES AFFIRMS FULL-YEAR 2009 GUIDANCE

ATLANTA, September 8, 2009 – Coca-Cola Enterprises (NYSE: CCE) today said third quarter business trends are slightly favorable and affirmed its full-year 2009 earnings per diluted share guidance at the higher end of the existing range of $1.44 to $1.49 per share. In addition, free cash flow is expected to total at least $650 million. This guidance excludes one-time, nonrecurring items and includes an estimated 15-cent per share negative impact from currency translation based on recent rates.

CCE is providing this update to its 2009 business performance in advance of an analyst presentation at the Barclays Back-To-School Consumer Conference. Chairman and Chief Executive Officer John F. Brock and Executive Vice President and Chief Financial Officer Bill Douglas will participate in the conference.

The company’s presentation at the Barclays conference is planned for approximately 1:30 p.m. ET Wednesday, September 9.  The public can access a live webcast of the presentation through the company’s web site, www.cokecce.com.

Coca-Cola Enterprises Inc. is the world's largest marketer, distributor, and producer of bottle and can liquid nonalcoholic refreshment. CCE sells approximately 80 percent of The Coca-Cola Company's bottle and can volume in North America and is the sole licensed bottler for products of The Coca-Cola Company in Belgium, continental France, Great Britain, Luxembourg, Monaco, and the Netherlands.  For more information about our company, please visit our website at www.cokecce.com.

Forward-Looking Statements

Included in this news release are forward-looking management comments and other statements that reflect management’s current outlook for future periods. As always, these expectations are based on currently available competitive, financial, and economic data along with our current operating plans and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. The forward-looking statements in this news release should be read in conjunction with the risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and subsequent SEC filings.
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